As filed with the Securities and Exchange Commission on August 15, 2017

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-180019

 POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-182998

UNDER
THE SECURITIES ACT OF 1933

Forbes Energy Services Ltd.
(Exact name of registrant as specified in its charter)

Delaware	98-0581100	1389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)	(Primary Standard Industrial Classification Code Number)
3000 South Business Highway 281
Alice, Texas 78332
(Address of principal executive offices)

FORBES ENERGY SERVICES LTD. INCENTIVE COMPENSATION PLAN
FORBES ENERGY SERVICES LTD. 2012 INCENTIVE COMPENSATION PLAN
(Full title of the plan)

John E. Crisp
Chairman, President and Chief Executive Officer
3000 South Business Highway 281
Alice, Texas 78332
(361) 664-0549
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
R. Clyde Parker, Jr., Esq.
Winstead PC
24 Waterway Avenue, Suite 500
The Woodlands, Texas 77380
(281) 681-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES
Forbes Energy Services Ltd., a Delaware corporation, or the Registrant, is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8, or collectively the Registration Statements, to deregister any and all securities that remain unsold under such Registration Statements:

(1)
Registration No. 333-180019, pertaining to the registration of 2,977,500 shares of the Registrant’s common stock, par value $0.04 per share, under the Registrant’s Incentive Compensation Plan effective May 19, 2008, or the 2008 Plan, which was filed with the Securities and Exchange Commission, or the Commission, on March 9, 2012; and

(2)
Registration No. 333-182998, pertaining to the registration of 4,000,000 shares of the Registrant’s common stock, par value $0.04 per share, under the Registrant’s 2012 Incentive Compensation Plan, or the 2012 Plan, which was filed with the Commission on August 1, 2012.

On January 22, 2017, the Registrant and its domestic subsidiaries, or collectively, the Debtors, filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas-Corpus Christi Division, or the Bankruptcy Court, pursuant to the terms of a restructuring support agreement that contemplated the reorganization of the Debtors pursuant to a prepackaged plan of reorganization, as amended and supplemented, the Plan. On March 29, 2017, the Bankruptcy Court entered an order confirming the Plan. On April 13, 2017, or the Effective Date, the Plan became effective pursuant to its terms. On the Effective Date and pursuant to the Plan, all previously issued and outstanding equity interests (which included the Registrant’s common stock, par value $0.04 per share, the Company’s preferred stock, awards under the 2008 Plan and the 2012 Plan, and the preferred stock purchase rights under the Rights Agreement, dated as of May 19, 2008 and subsequently amended on July 8, 2013, between the Registrant and CIBC Mellon Trust Company, as rights agent) of the Registrant were extinguished without recovery.
As a result of the reorganization under the Plan, there will be no future offers or sales under the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements and to terminate the effectiveness of the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alice, Texas, on August 15, 2017.

FORBES ENERGY SERVICES LTD.

By:	/s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By: /s/ John E. Crisp (John E. Crisp)	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	August 15, 2017

By: /s/ L. Melvin Cooper (L. Melvin Cooper)	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 15, 2017

By: /s/ Lawrence First (Lawrence First)	Director	August 15, 2017

By: /s/ Brett G. Wyard (Brett G. Wyard)	Director	August 15, 2017

By: /s/ Rome G. Arnold III (Rome G. Arnold III)	Director	August 15, 2017

By: /s/ Paul S. Butero (Paul S. Butero)	Director	August 15, 2017
.